Exhibit 99.1

South Plains Financial, Inc. Announces Resumption of Share Repurchase Program

LUBBOCK, Texas, November 2, 2020 (GLOBE NEWSWIRE) – South Plains Financial, Inc. (NASDAQ:SPFI) (“South Plains” or the “Company”), the parent company of City Bank, today announced that the board of directors of the Company (the “Board”) authorized the resumption of its share repurchase program.  The share repurchase program commenced in March of 2020 and allows for the repurchase of up to $10 million of the Company’s common stock.  Repurchases under the share repurchase program were temporarily suspended by the Board in April of 2020 in light of the uncertainties presented by the COVID-19 pandemic and surrounding events.  To date, the Company has repurchased 4,700 shares of common stock totaling approximately $61,000 of the $10.0 million authorized for repurchase under the stock repurchase program.  The expiration of the share repurchase program was also extended from April 15, 2021 until November 5, 2021.

Repurchases under the share repurchase program may be made from time to time at the Company’s discretion in open market transactions, through block trades, in privately negotiated transactions, and pursuant to any trading plan that may be adopted by the Company’s management in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, or otherwise.  The timing and actual number of shares that may be repurchased by the Company will depend on a variety of factors including price, corporate and regulatory requirements, market conditions, and other corporate liquidity requirements and priorities.  The share repurchase program does not obligate the Company to acquire a specific dollar amount or number of shares and may be modified, suspended or discontinued by the Board at any time prior to the expiration date.

About South Plains Financial, Inc.

South Plains is the bank holding company for City Bank, a Texas state-chartered bank headquartered in Lubbock, Texas.  City Bank is one of the largest independent banks in West Texas and has additional banking operations in the Dallas, El Paso, Greater Houston, the Permian Basin, and College Station Texas markets and the Ruidoso and Eastern New Mexico markets. South Plains provides a wide range of commercial and consumer financial services to small and medium-sized businesses and individuals in its market areas.  Its principal business activities include commercial and retail banking, along with insurance, investment, trust and mortgage services.  Please visit https://www.spfi.bank for more information.

Contact:	Mikella Newsom, Chief Risk Officer and Secretary
investors@city.bank
(866) 771-3347

Source: South Plains Financial, Inc.